                                                                 Exhibit 3.10(b)

             FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                   CCH I, LLC
                     (a Delaware Limited Liability Company)

     This First Amendment (the "Amendment") to the Limited Liability Company Agreement of CCH I, LLC (the "Company") is made as of June 22, 2004 by Charter Communications Holdings, LLC, a Delaware limited liability company (the "Member"), as the sole member of the Company.

                                   WITNESSETH:

     WHEREAS, in an Unanimous Written Consent dated June 18, 2004, the Board of Directors of Charter Communications, Inc., acting in its capacity as Manager of the Company, approved amending Section 4 (b) of the Limited Liability Agreement;

     WHEREAS, the Member wishes to amend Section 4 (b) - Board of Directors of the Limited Liability Company Agreement to reflect the increase in the number of directors for the Company;

     NOW THEREFORE, the Member hereby deems it advisable and in the best interest of the Company to amend Section 4 as follows:

     SECTION 4 (b) - Board of Directors

     iii) The number of directors on the date hereof is two, which number may be changed from time to time by the Manager.

     IN WITNESS WHEREOF, the Member has caused this Amendment to be duly executed on the date first above written.

                                      CHARTER COMMUNICATIONS HOLDINGS, LLC


                                      By: /s/ Patricia M. Carroll
                                          --------------------------------------
                                          Patricia M. Carroll
                                          Vice President and Assistant Secretary